Exhibit 99.3

NEWS RELEASE

Contact:	Edward Nebb Comm-Counsellors, LLC (212) 367-6848

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION ANNOUNCES

CHIEF FINANCIAL OFFICER TRANSITION

     Rockaway, New Jersey, August 19, 2004 — Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced that Linda M. Siluk, the Company’s Senior Vice President and Chief Financial Officer, plans to leave Party City in September 2004 to pursue other opportunities.

     Party City has chosen a successor who will take office in September. The Company plans to announce the new Senior Vice President and Chief Financial Officer in mid-September, once he has transitioned his responsibilities with his current employer.

     Nancy Pedot, Chief Executive Officer of Party City Corporation, said, “I want to recognize and thank Linda Siluk for her contributions to our growth and progress during her more than five years with Party City, including two years as our Chief Financial Officer. We appreciate her willingness to assist with this transition and wish her every success in her future opportunities.”

     Ms. Pedot added, “Our Board of Directors has successfully concluded a comprehensive search for a new Chief Financial Officer. Our new CFO is a highly qualified financial executive, and we are confident that his skills and experience, along with our existing solid finance team, will help advance our strategies to build shareholder value.”

     Party City Corporation is America’s largest party goods chain. Party City currently operates 249 Company-owned stores and has 257 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.